CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the Tokyo Stock Price Index, and related Currencies, due April 24, 2013	$11,188,000	$1,282.14

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated April 5, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Equity Index Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc.
$11,188,000
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the Tokyo Stock Price Index, and related Currencies, due April 24, 2013 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein, in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes offered will have the terms described herein and in the Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee return of principal, and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single Note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any Basket Component, any Basket Currency or any component security included in any Basket Component or as to the suitability of an investment in the related Notes.
•	Senior unsecured obligations of HSBC USA Inc. maturing April 24, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Notes are linked to a weighted basket consisting of three indices (each a “Basket Component,” and together, the “Basket Components”) as adjusted by their respective spot exchange rates (each a “Basket Currency,” and together, the “Basket Currencies”) as set forth below:

Basket Component	Ticker	Basket Currency	Component Weighting	Buffer Amount	Upside Participation Rate	Maximum Return	Downside Leverage Factor
EURO STOXX 50® Index	SX5E	Euro (“EURUSD”)	55.00%	10.00%	200%	17.50%	1.11111
FTSE™ 100 Index	UKX	British pound (“GBPUSD”)	22.00%	10.00%	200%	17.50%	1.11111
Tokyo Stock Price Index	TPX	Japanese yen (“JPYUSD”)	23.00%	10.00%	200%	17.50%	1.11111

Principal Amount:	$1,000 per Note.
Trade Date:	April 5, 2012
Pricing Date:	April 5, 2012
Original Issue Date:	April 11, 2012
Final Valuation Date:	April 19, 2013, subject to adjustment as described in the accompanying Equity Index Underlying Supplement.
Ending Averaging Dates:	April 15, 2013, April 16, 2013, April 17, 2013, April 18, 2013 and April 19, 2013 (the Final Valuation Date), subject to adjustment as described in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be April 24, 2013. The Maturity Date is subject to further adjustment as described in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value.
Maximum Note Return:	17.50%. The Maximum Note Return reflects the weighted average of each Basket Component’s Maximum Return. In no event will the return on your Notes exceed the Maximum Note Return of 17.50%. This means the Payment at Maturity for each $1,000 Principal Amount of Notes will not exceed $1,175.00.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Basket Return, calculated as follows:
$1,000 + ($1,000 × Basket Return)
Note that the Basket Return will never exceed the Maximum Note Return of 17.50%.
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component multiplied by (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
If the Basket Component’s respective Underlying Return is positive, the Component Return will be an amount equal to the lesser of:
(i) the product of (a) the Underlying Return multiplied by (b) the applicable Upside Participation Rate; and
(ii) the applicable Maximum Return.
If the Basket Component’s Underlying Return is less than or equal to 0.00% but greater than or equal to -10.00%, meaning that the level of that Basket Component has declined by no more than the 10.00% Buffer Amount, the Component Return will be zero.
If the Basket Component’s Underlying Return is less than -10.00%, meaning that the level of that Basket Component declines by more than the 10.00% Buffer Amount, the Component Return will be the product, expressed as a percentage, of (a) the applicable Underlying Return plus the 10.00% Buffer Amount and (b) the Downside Leverage Factor of 1.11111. This means that if each Underlying Return is -100.00%, you will lose your entire investment.
Underlying Return:	With respect to each Basket Component, the quotient, expressed as a percentage, of (i) the Final Level of the Basket Component minus its Initial Level, divided by (ii) its Initial Level, expressed as a formula:
Final Level – Initial Level
Initial Level
Initial Level:	With respect to each Basket Component, the product of (a) the Official Closing Level (as defined below) as determined by the Calculation Agent on the Pricing Date multiplied by (b) the Initial Spot Rate corresponding to the Basket Component.
Final Level:	With respect to each Basket Component, the arithmetic average of amounts determined by the Calculation Agent on each of the Ending Averaging Dates determined by multiplying (a) the Official Closing Level of the Basket Component on an Ending Averaging Date by (b) the Spot Rate corresponding to the Basket Component on such date.
Official Closing Level:	With respect to each Basket Component, the Official Closing Level on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “SX5E <INDEX>” with respect to SX5E, page “UKX <INDEX>” with respect to UKX, and page “TPX <INDEX>” with respect to TPX, or with respect to each Basket Component any successor page on Bloomberg Professional® service or any successor service, as applicable. The Official Closing Level on the Pricing Date with respect to SX5E was 2,392.54, with respect to UKX was 5,723.67 and with respect to TPX was 832.57.
Spot Rate:	For EURUSD, on any scheduled trading day, the official MID WM Reuters fixing at 4 pm London time, as determined by the Calculation Agent, expressed as the number of U.S. dollars per one Euro, subject to adjustments as described under “Currency Disruption Events” herein. For GBPUSD, on any scheduled trading day, the official MID WM Reuters fixing at 4 pm London time, as determined by the Calculation Agent, expressed as the number of U.S. dollars per one British pound, subject to adjustments as described under “Currency Disruption Events” herein. For JPYUSD, on any scheduled trading day, (a) 1 divided by (b) the official MID WM Reuters fixing at 4 pm London time, as determined by the Calculation Agent, expressed as the number of Japanese yen per one U.S. dollar, subject to adjustments as described under “Currency Disruption Events”.
Initial Spot Rate:	With respect to EURUSD, 1.3063, with respect to GBPUSD, 1.58305, and with respect to JPYUSD, 1/82.37, in each case representing the Spot Rate as determined by the Calculation Agent in its sole discretion on the Pricing Date.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K1D75 / US4042K1D753
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 8 of this document and “Risk Factors” on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC. HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement to in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in

JPMorgan

Placement Agent

April 5, 2012

the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.  JPMorgan Chase Bank N.A. may purchase the Notes on behalf of certain fiduciary accounts.  J.P. Morgan Securities LLC, certain of its registered broker-dealer affiliates and JPMorgan Chase Bank N.A. will not receive fees from us for sales to fiduciary accounts.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$11,188,000	$111,880	$11,076,120

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Additional Terms Specific to the Notes

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, the Basket Components, the Basket Currencies or any securities comprising the Basket Components or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the Equity Index Underlying Supplement at www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

What Is the Underlying Return for Each Basket Component and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Basket Component?

The following table illustrates the hypothetical Underlying Return for each Basket Component and the corresponding Component Return for each Basket Component. The hypothetical Underlying Returns and Component Returns set forth below assume Initial Levels (which, with respect to each Basket Component, is the product of the Official Closing Level on the Pricing Date multiplied by the Initial Spot Rate) of 3,000.00, 9,000.00 and 10.00 for the SX5E, UKX, and TPX, respectively, and reflect the Upside Participation Rate of 200.00%, the Buffer Amount of 10.00%, the Downside Leverage Factor of 1.11111 and the Maximum Return of 17.50% for each Basket Component. The actual Initial Levels were determined on the Pricing Date, as described on the first page of this pricing supplement. The hypothetical Final Levels (which, with respect to each Basket Component, is the arithmetic average of the product of (i) the Official Closing Level multiplied by (ii) the Spot Rate, on each of the Ending Averaging Dates), hypothetical Underlying Returns and hypothetical Component Returns set forth below are for illustrative purposes only and may not be the actual Final Levels, actual Underlying Returns and actual Component Returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

SX5E			UKX			TPX
Hypothetical Final Level	Hypothetical Underlying Return	Hypothetical Component Return	Hypothetical Final Level	Hypothetical Underlying Return	Hypothetical Component Return	Hypothetical Final Level	Hypothetical Underlying Return	Hypothetical Component Return
5,400.00	80.00%	17.5000%	16,200.00	80.00%	17.5000%	18.00	80.00%	17.5000%
4,950.00	65.00%	17.5000%	14,850.00	65.00%	17.5000%	16.50	65.00%	17.5000%
4,500.00	50.00%	17.5000%	13,500.00	50.00%	17.5000%	15.00	50.00%	17.5000%
4,200.00	40.00%	17.5000%	12,600.00	40.00%	17.5000%	14.00	40.00%	17.5000%
3,900.00	30.00%	17.5000%	11,700.00	30.00%	17.5000%	13.00	30.00%	17.5000%
3,600.00	20.00%	17.5000%	10,800.00	20.00%	17.5000%	12.00	20.00%	17.5000%
3,450.00	15.00%	17.5000%	10,350.00	15.00%	17.5000%	11.50	15.00%	17.5000%
3,300.00	10.00%	17.5000%	9,900.00	10.00%	17.5000%	11.00	10.00%	17.5000%
3,262.50	8.75%	17.5000%	9,787.50	8.75%	17.5000%	10.88	8.75%	17.5000%
3,210.00	7.00%	14.0000%	9,630.00	7.00%	14.0000%	10.70	7.00%	14.0000%
3,150.00	5.00%	10.0000%	9,450.00	5.00%	10.0000%	10.50	5.00%	10.0000%
3,060.00	2.00%	4.0000%	9,180.00	2.00%	4.0000%	10.20	2.00%	4.0000%
3,030.00	1.00%	2.0000%	9,090.00	1.00%	2.0000%	10.10	1.00%	2.0000%
3,000.00	0.00%	0.0000%	9,000.00	0.00%	0.0000%	10.00	0.00%	0.0000%
2,970.00	-1.00%	0.0000%	8,910.00	-1.00%	0.0000%	9.90	-1.00%	0.0000%
2,850.00	-5.00%	0.0000%	8,550.00	-5.00%	0.0000%	9.50	-5.00%	0.0000%
2,700.00	-10.00%	0.0000%	8,100.00	-10.00%	0.0000%	9.00	-10.00%	0.0000%
2,400.00	-20.00%	-11.1111%	7,200.00	-20.00%	-11.1111%	8.00	-20.00%	-11.1111%
2,100.00	-30.00%	-22.2222%	6,300.00	-30.00%	-22.2222%	7.00	-30.00%	-22.2222%
1,800.00	-40.00%	-33.3333%	5,400.00	-40.00%	-33.3333%	6.00	-40.00%	-33.3333%
1,500.00	-50.00%	-44.4444%	4,500.00	-50.00%	-44.4444%	5.00	-50.00%	-44.4444%
1,200.00	-60.00%	-55.5555%	3,600.00	-60.00%	-55.5555%	4.00	-60.00%	-55.5555%
900.00	-70.00%	-66.6666%	2,700.00	-70.00%	-66.6666%	3.00	-70.00%	-66.6666%
600.00	-80.00%	-77.7777%	1,800.00	-80.00%	-77.7777%	2.00	-80.00%	-77.7777%
300.00	-90.00%	-88.8888%	900.00	-90.00%	-88.8888%	1.00	-90.00%	-88.8888%
0.00	-100.00%	-100.0000%	0.00	-100.00%	-100.0000%	0.00	-100.00%	-100.0000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Basket Return and Payment at Maturity are calculated.

Scenario 1

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	3,150.00	9,450.00	10.10
Underlying Return	5%	5%	1%
Component Return	10%	10%	2%
Basket Return	8.16%
Payment at Maturity	$1,081.60

In Scenario 1, the Final Level of each Basket Component is greater than its Initial Level, and each of the Underlying Returns of 5.00% for the SX5E, 5.00% for the UKX, and 1.00% for the TPX, each multiplied by 200.00%, does not exceed the Maximum Return of 17.50% for each Basket Component. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component Return × UKX Component Weighting) + (TPX Component Return × TPX Component Weighting)
= (10.00% × 55.00%) + (10.00% × 22.00%) + (2.00% × 23.00%)
= 8.16%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 8.16%)
= $1,081.60

Scenario 2

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	3,750.00	11,250.00	11.00
Underlying Return	25%	25%	10%
Component Return	17.50%	17.50%	17.50%
Basket Return	17.50%
Payment at Maturity	$1,175.00

In Scenario 2, the Final Level of each Basket Component is greater than its Initial Level, and each of the Underlying Returns of 25.00% for the SX5E, 25.00% for the UKX, and 10.00% for the TPX, each multiplied by 200.00%, exceeds the Maximum Return of 17.50% for each Basket Component. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component × UKX Component Weighting + (TPX Component Return × TPX Component Weighting)
= (17.50% × 55.00%) + (17.50% × 22.00%) + (17.50% × 23.00%)
= 17.50%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 17.50%)
= $1,175.00

Scenario 3

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	3,750.00	9,450.00	10.10
Underlying Return	25%	5%	1%
Component Return	17.50%	10%	2%
Basket Return	12.29%
Payment at Maturity	$1,122.90

In Scenario 3, the Final Level of each Basket Component is greater than its Initial Level, and the Underlying Return of 25.00% for the SX5E multiplied by 200.00% exceeds the Maximum Return of 17.50%, while each of the Underlying Returns of 5.00% for UKX, and 1.00% for the TPX, each multiplied by 200.00%, does not exceed the Maximum Return of 17.50%. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component Return × UKX Component Weighting) + (TPX Component Return × TPX Component Weighting)
= (17.50% × 55.00%) + (10.00% × 22.00%) + (2.00% × 23.00%)
= 12.29%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 12.29%)
= $1,122.90

Scenario 4

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	2,850.00	8,550.00	9.50
Underlying Return	-5%	-5%	-5%
Component Return	0%	0%	0%
Basket Return	0%
Payment at Maturity	$1,000.00

In Scenario 4, the Final Level of each Basket Component is less than its Initial Level by not more than the 10.00% Buffer Amount. The Payment at Maturity per $1,000 Principal Amount of Notes is equal to $1,000.

Scenario 5

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	2,400.00	6,300.00	7.00
Underlying Return	-20%	-30%	-30%
Component Return	-11.1111%	-22.2222%	-22.2222%
Basket Return	-16.111%
Payment at Maturity	$838.89

In Scenario 5, the Final Level of each Basket Component is less than its Initial Level by more than 10.00%. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component Return × UKX Component Weighting) + (TPX Component Return × TPX Component Weighting)
= (-11.1111% × 55.00%) + (-22.2222% × 22.00%) + (-22.2222% × 23.00%)
= -16.111%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × -16.111%)
= $838.89

Scenario 6

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	2,400.00	8,550.00	8.00
Underlying Return	-20%	-5%	-20%
Component Return	-11.1111%	0%	-11.1111%
Basket Return	-8.667%
Payment at Maturity	$913.33

In Scenario 6, the Final Level of the UKX is less than its Initial Level by not more than 10.00% and the Final Level of each of the other Basket Components is less than its Initial Level by more than 10.00%. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component Return × UKX Component Weighting) + (TPX Component Return × TPX Component Weighting)
= (-11.1111% × 55.00%) + (0% × 22.00%) + (-11.1111% × 23.00%)
= -8.667%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × -8.667%)
= $913.33

Scenario 7

Basket Component	SX5E	UKX	TPX
Basket Currency	Euro	British pound	Japanese yen
Weighting	55%	22%	23%
Maximum Return	17.50%	17.50%	17.50%
Hypothetical Initial Level	3,000.00	9,000.00	10.00
Hypothetical Final Level	3,150.00	7,200.00	8.00
Underlying Return	5%	-20%	-20%
Component Return	10%	-11.1111%	-11.1111%
Basket Return	0.500%
Payment at Maturity	$1,005.00

In Scenario 7, the Final Level of the SX5E is greater than its Initial Level, and the Underlying Return of 5.00% multiplied by 200.00% does not exceed the Maximum Return of 17.50%, and the Final Level of each of the other Basket Components is less than its Initial Level by more than 10.00%. The Basket Return is calculated as follows:

Basket Return	= (SX5E Component Return × SX5E Component Weighting) + (UKX Component Return × UKX Component Weighting) + (TPX Component Return × TPX Component Weighting)
= (10.00% × 55.00%) + (-11.1111% × 22.00%) + (-11.1111% × 23.00%)
= 0.500%

The Payment at Maturity per $1,000 Principal Amount of Notes is calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 0.500%)
= $1,005.00

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Underlying Return for each Basket Component by its Upside Participation Rate, subject to the Maximum Return of 17.50% for each Basket Component. Accordingly, the maximum Payment at Maturity is $1,175.00 for every $1,000 Principal Amount of Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	LIMITED BUFFER AGAINST LOSS — Payment at Maturity of the Principal Amount of the Notes is protected against a decline in the Final Level of each Basket Component, as compared to the applicable Initial Level, of up to the Buffer Amount of 10% for each Basket Component. If the Final Level of a Basket Component declines by more than the Buffer Amount, the Component Return for such Basket Component will be reduced by the full depreciation in the Basket Component below the Buffer Amount multiplied by the Downside Leverage Factor. Accordingly, you may lose up to 100.00% of your investment in the Notes.

•	DIVERSIFICATION AMONG THE BASKET COMPONENTS — Because the Basket Component SX5E as adjusted by the exchange rate of the Euro with respect to the U.S. dollar makes up 55.00% of the basket, we expect that generally the market value of your Notes and your Payment at Maturity will depend significantly on the performance of the SX5E as adjusted by the exchange rate of the Euro with respect to the U.S. dollar. The return on the Notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the SX5E, UKX and TPX and the exchange rates of the Euro, the British pound and the Japanese yen, each with respect to the U.S. dollar, respectively. For additional information about each Basket Component and Basket Currency, see the information set forth under “Description of the Reference Asset” herein and under “The EURO STOXX 50® Index” and “The FTSE™ 100 Index” in the Equity Index Underlying Supplement.

•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Basket Components. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Basket Components. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Basket Currencies or the component securities of the Basket Components. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal if the Basket Return is less than -10.00%. The return on the Notes at maturity is linked to the performance of the Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar, and will depend on whether, and the extent to which, the Underlying Return with respect to each Basket Component is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Final Level for any Basket Component beyond the Buffer Amount as compared to its Initial Level. You may lose up to 100.00% of your investment.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of

HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level of a Basket Component is greater than its Initial Level, the Component Return for such Basket Component will not exceed the Maximum Return of 17.50%, regardless of the appreciation in such Basket Component, which may be greater than the Maximum Return and could be significant. Accordingly, the Basket Return will not exceed the Maximum Note Return and your Payment at Maturity will not exceed $1,175.00 for each $1,000 Principal Amount of Notes.

•	CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level of the Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar, may not correlate with each other. At a time when the level of one or more of the Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar, increases, the level of the other Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar, may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar, may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components, as adjusted by the exchange rate of the respective Basket Currency with respect to the U.S. dollar. For example, given the Maximum Return of 17.50%, as set forth on the front cover of this pricing supplement, the negative Component Return resulting from a 20% decline in the Final Level of the SX5E, as compared to its Initial Level, would more than offset the positive Component Returns resulting from any and all appreciation in both of the UKX and the TPX, which appreciation may be significant.

•	SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this pricing supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Currency Markets May Be Volatile — Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Basket Currencies on the Pricing Date or the Ending Averaging Dates, and therefore, the value of your Notes.

•	Legal and Regulatory Risks — Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies on the Pricing Date or on the Ending Averaging Dates and, consequently, the value of the Notes.

•	If the Liquidity of the Basket Currencies is Limited, the Value of the NOTES Would Likely Be Impaired — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Pricing Date or on the Ending Averaging Dates would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your Notes. Limited liquidity relating to the Basket Currencies may also result in HSBC USA Inc. or one of its affiliates, as Calculation Agent, being unable to determine the Initial Level or Final Level of one or more Basket Components using its normal means. The resulting discretion by the Calculation Agent in determining the Component Return could, in turn, result in potential conflicts of interest.

•	We Have No Control Over the Exchange Rate Between the Basket Currencies and the U.S. Dollar — Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes which are affected by the exchange rate between the Basket Currencies and the U.S. dollar.

•	The Spot Rate Will Not Take Into Account All Developments in the Basket Currencies — Changes in the Basket Currencies during the term of the Notes other than on the Pricing Date or Ending Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the Calculation Agent will calculate the Initial Level and Final Level by multiplying the Official Closing Level by the Spot Rate on such date, as described above. The Final Level will be calculated only as of the Ending Averaging Dates. As a result, the Component Return may be less than zero even if the Spot Rate had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on one or more of the Ending Averaging Dates.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the Notes. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the United States and the countries underlying the Basket Currencies between each country and its major trading partners; and
•	the extent of governmental surplus or deficit in the United States and the countries underlying the Basket Currencies.

Each of these factors, among others, are sensitive to the monetary, fiscal and trade policies pursued by the United States, the countries underlying the Basket Currencies, and those of other countries important to international trade and finance.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising any of the Basket Components would have.

•	Price Prior to Maturity — The market price of your Notes will be influenced by many factors including the level of the dollar-adjusted index, volatilities, dividends, the time remaining to maturity of the Notes, interest rates, geopolitical conditions, the exchange rate or volatility of the exchange rate between the Basket Currencies and the U.S. dollar, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

•	Potential HSBC Impact on Price — Trading or transactions by HSBC or its affiliates in stocks comprising the Basket Components or in over-the-counter options, futures, or other instruments with returns linked to the performance of the Basket Components or stocks comprising the Basket Components, may adversely affect the market price of the dollar-adjusted index and, therefore, the market value of the securities.

•	EVEN IF OUR OR OUR AFFILIATES’ SECURITIES ARE TRACKED BY AN EQUITY INDEX, WE OR OUR AFFILIATES WILL NOT HAVE ANY OBLIGATION TO CONSIDER YOUR INTERESTS — Our parent HSBC Holdings plc is currently one of the companies included in the FTSE™ 100 Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the FTSE™ 100 Index, or any other Index that tracks or may track our or our affiliates’ securities.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC — HSBC, J.P. Morgan Securities LLC and their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the level of the dollar-adjusted index or the price of the stocks included in the Basket Components, and therefore, the market value of the securities.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, we are an affiliate of one of the companies that make up the UKX. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the UKX and the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	Risks Associated with Foreign Securities Markets — Because stocks or companies included in the Basket Components are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Basket Components;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rates and volatility of the exchange rates between the U.S. dollar and relevant currencies underlying the Basket Components; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any of the securities comprising any Basket Component. All disclosures contained in this pricing supplement regarding a Basket Component, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Basket Component or any constituent included in any Basket Component contained in this pricing supplement. You should make your own investigation into each Basket Component.

The EURO STOXX 50® Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of SX5E

The following graph sets forth the historical performance of the SX5E based on the historical closing levels from April 5, 2007 through April 5, 2012. The closing level for the SX5E on April 5, 2012 was 2,392.54. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Ending Averaging Dates. We cannot give you assurance that the performance of the SX5E will result in the return of any of your initial investment.

The FTSETM 100 Index

The UKX is a market-capitalization weighted index calculated, published and disseminated by FTSE, an independent company jointly owned by the LSE and FT. The UKX measures the composite performance of the 100 largest UK-domiciled blue chip companies which pass screening for size and liquidity traded on the LSE.

For more information about the UKX, see “The FTSE™ 100 Index” on page S-58 of the accompanying Equity Index Underlying Supplement.

Historical Performance of UKX

The following graph sets forth the historical performance of the UKX based on the historical closing levels from April 5, 2007 through April 5, 2012. The closing level for the UKX on April 5, 2012 was 5,723.67. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Ending Averaging Dates. We cannot give you assurance that the performance of the UKX will result in the return of any of your initial investment.

The TOPIX® Index

 The TPX is a free float-adjusted market capitalization-weighted index computed and published every second via TSE’s Market Information System. The TPX is comprised of 33 categories according to industrial sectors defined by the Securities Identification Code Committee (SICC). The component stocks of the TPX consist of all domestic common stocks listed on the First Section of the TSE.

 For more information about the TPX, see “The TOPIX® Index” on page S-46 of the accompanying Equity Index Underlying Supplement.

Historical Performance of TPX

The following graph sets forth the historical performance of the TPX based on the historical closing levels from April 5, 2007 through April 5, 2012. The closing level for the TPX on April 5, 2012 was 832.57. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the TPX should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Ending Averaging Dates. We cannot give you assurance that the performance of the TPX will result in the return of any of your initial investment.

Historical Performance of the Basket Currencies

The following graph sets forth the historical performance of each Basket Currency based on exchange rates of such Basket Currencies relative to the U.S. dollar (for the EURUSD and the GBPUSD, expressed as the number of U.S. dollars per one unit of such Basket Currency and for the JPYUSD, expressed as the number of such Basket Currency per one U.S. dollar) from April 5, 2007 through April 5, 2012. The Initial Spot Rates are 1.3063, 1.58305 and 1/82.37 for the EURUSD, GBPUSD and JPYUSD, respectively. We obtained the exchange rates below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The exchange rates displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Final Levels.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates on the Ending Averaging Dates. We cannot give you assurance that the performance of the Basket Currencies will result in the return of any of your initial investment. The closing exchange rates in the graphs below were the rates reported by Bloomberg Professional Service and may not be indicative of the Basket performance using the Spot Rates of the Basket Currencies that would be derived from the applicable Reuters page.

Currency Disruption Events

If the Spot Rate for any Basket Currency is unavailable for any reason, the Spot Rate for such Basket Currency will be determined by the Calculation Agent in a commercially reasonable manner and in accordance with general market practice.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates at the price indicated on the cover of this pricing supplement. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

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